Exhibit 2.1

ASSET PURCHASE AGREEMENT by and between ADEX MEDIA, INC. and VIBRANTADS, LLC July 21, 2008

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into and made effective as of July 21, 2008 (“Effective Date”) by and between AdEx Media, Inc., a Delaware corporation (“Buyer”) and VibrantAds, LLC, a California limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns certain assets that it uses in the conduct of the Business (as defined below); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets (as defined below), upon the terms and subject to the conditions of this Agreement;

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     DEFINITIONS

As used herein, the terms below shall have the following meanings:

1.1     “Action” shall mean any action, claim, suit, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, governmental investigation or unfair labor practice charge or complaint.

1.2     “Affiliate” shall have the meaning set forth in the Exchange Act.

1.3     “Books and Records” shall mean (a) all records and lists pertaining to the Business, including records and lists of Seller relating to the customers, suppliers or personnel of the Business, (b) all product, business and marketing plans of Seller relating to the Business, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Business.

1.4     “Business” shall mean Seller’s integrated media marketing business which shall include but not be limited to one or more online promotions, search and affiliate platforms, networks and programs.

1.5     “Business Day(s)” shall mean any day other than a Saturday, Sunday, national holiday or other day on which banks are generally closed in the State of California.

1.6     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

1.7     “Contract” shall mean any agreement, contract, sub-contract, note, loan, evidence of indebtedness, lease, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound, whether oral or written, that is necessarily related to one or more Purchased Assets or otherwise is material to the Business.

1.8     “Contract Rights” shall mean all rights and obligations of Seller under the Contracts.

1.9     “Copyrights” shall mean United States and foreign registered copyrights, copyright applications, and unregistered copyrights.

1.10     “Court Order” shall mean any judgment, writ, decision, consent decree, injunction, determination, ruling, or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

1.11     “Damages” shall mean damages, Liabilities, losses (including diminution in value), obligations, deficiencies, claims, demands, Taxes, fines, penalties, costs, and expenses of any kind or nature whatsoever (whether or not arising out of third-party claims), including interest, costs of mitigation, lost profits, attorneys’ fees and all amounts paid in investigation, defense, or settlement of any of the foregoing.

1.12     “Default” shall mean (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would (i) give rise to a termination, renegotiation or acceleration under any Contract, or (ii) give rise to a right of termination, renegotiation or acceleration under any Contract.

1.13     “Disclosure Schedule” shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof that sets forth the exceptions to the representations and warranties contained in Section 4 and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule that is included in the Disclosure Schedule.

1.14     “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest (including any security interest filed pursuant to a financing statement in order to perfect and/or establish the priority of such security interest), deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

1.15     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

1.16     “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.17     “IT Assets” shall mean those Purchased Assets comprised of any computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and other information technology equipment, and all associated documentation.

1.18     “Knowledge” means actual knowledge after reasonable investigation.

1.19     “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

1.20     “Material Adverse Effect” shall mean (a) with respect to the Business or the Purchased Assets, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Purchased Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition that could, with the passage of time, constitute a material adverse effect or material adverse change, and (b) with respect to Buyer, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby, or any event or condition that could, with the passage of time, constitute a material adverse effect or material adverse change.

1.21     “Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall mean the ordinary course of the Business consistent with Seller’s past commercially reasonable business practice (including with respect to frequency and quantity).

1.22     “Patents” shall mean United States and foreign patents, letters patent, applications for any of the foregoing, all continuations, continuations in part, divisions, reissues, substitutions and extensions thereof, any and all rights corresponding thereto, and all inventions and discoveries that are or may be patentable.

1.23     “Permits” shall mean all licenses, registrations, certifications, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present conduct of, or relating to the operation of the Business.

1.24     “Proprietary Rights” shall mean all Copyrights, Trademarks, Patents, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto, other than generally commercially available third party software (a) that has not been materially modified by Seller, (b) for which Seller can either freely assign its rights to a successor of Seller or that Buyer may separately obtain on reasonable terms, and (c) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business), Trade Secrets, franchises, know-how, inventions, website content, designs, specifications, plans, drawings and intellectual property rights of Seller, including the Owned Proprietary Rights and the Licensed Proprietary Rights.

1.25     “Purchased Assets” shall mean all rights, title and interest of Seller as of the Closing Date in and to the assets set forth on Schedule 2.1.

1.26     “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, court decisions, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, import and export laws, Foreign Corrupt Practices Act, and occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

1.27     “Representative” shall mean any officer, director, principal, attorney, agent, manager, member, employee or other representative.

1.28     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

1.29     “Subsidiary” shall mean any entity with respect to which a specified person (or a subsidiary thereof) owns a majority of the voting securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

1.30     “Tax” and “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, capital stock, alternative or add-on minimum, estimated, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).  The terms “Tax” and “Taxes” shall include any Liability of Seller for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby Liability of Seller for payment of such amounts was determined or taken into account with reference to the Liability of any other person.

1.31     “Trade Secrets” shall mean all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, designs, data compilations, research results, and other information.

1.32     “Trademarks” shall mean United States and foreign registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered domain names, trade names, designs, and general intangibles of a like nature, together with all goodwill related to the foregoing.

1.33     “URLs and Domain Names” shall mean all Internet uniform resource locators and domain names of Seller.

2. PURCHASE AND SALE OF PURCHASED ASSETS

2.1      Sale of Assets

2.2 .      Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Assets, free and clear of all Encumbrances, for the consideration specified below in Section 2.3.  Schedule 2.1 contains an accurate list and summary descriptions of all Purchased Assets.

2.2     No Assumption of Liabilities.  Buyer shall not assume, shall have no obligation to pay, perform or discharge, and shall not otherwise be responsible for, any Liabilities of Seller or its Affiliates, whether arising out of occurrences prior to, on or after the Closing Date (the “Retained Liabilities”), including but not limited to any (a) accounts payable of Seller; (b) Taxes of Seller; (c) Liabilities with respect to employees of Seller and their dependents and beneficiaries, including Liabilities with respect to violations of labor or immigration laws, with respect to employment agreements, with respect to any benefits or benefit programs, including accrued vacation time, and with respect to any Tax withholdings to the extent existing or arising at or prior to the Closing Date; (d) Liabilities for tort claims that are based on acts or events that occurred at or prior to the Closing Date; (e) Liabilities with respect to alleged or actual infringement of proprietary rights or other intellectual property rights of any third party in connection with any products developed, produced, manufactured, marketed, sold, or offered for sale by the Business, in each case, at or prior to the Closing Date; (f) Liabilities relating to or arising out of any Default occurring prior to or upon the Closing Date; or (g) litigation or other matters set forth on Schedule 4.9.

2.3     Purchase Price.

2.3.1 Buyer shall provide Seller at the Closing with the following purchase consideration:

(a) cash consideration of Seventy Thousand Dollars ($70,000) the “Cash Consideration”) less any amount deducted and withheld pursuant to Section 2.5;
d
(b) One Hundred Twelve Thousand Five Hundred (112,500) restricted shares of Buyer’s common stock (the “Shares”, including any additional restricted shares of Buyer’s common stock issued pursuant to Section 2.3.2 below); and

(c) a promissory note in favor of Seller in the principal amount of Sixty Thousand Dollars ($60,000) with no interest thereon, and having a maturity date that is twelve (12) months from the Closing Date, substantially in the form attached hereto as Exhibit A (the “Note”).

The Cash Consideration, the Shares and the Note shall constitute the total purchase price (the “Purchase Price”) for the Purchased Assets.

2.3.2     Share Reset.

(a) On such date that is twelve (12) months from the Closing Date, Buyer shall determine the VWAP of Buyer’s common stock for the preceding ten (10) trading days (the “Twelve Month VWAP”).  In the event that the Twelve Month VWAP is less than Two Dollars Fifty Cents ($2.50) per share, Buyer shall issue an additional number of restricted common shares as determined by the following formula:

112,500  x  [$2.50 - Twelve Month VWAP]
Twelve Month VWAP

(b) Notwithstanding the foregoing, in the event that the Twelve Month VWAP is less than Seventy-Five Cents ($.75) per share, the Twelve Month VWAP shall be deemed to be Seventy-Five Cents ($.75) for purposes of calculating additional shares of restricted common stock to be issued pursuant to the above formula (the “VWAP Collar”).

2.3.3     Trading Lockdown.  The Shares will be subject to a lockup and share release schedule as set forth on Schedule 2.3.3.  Seller will enter into a separate Lock-Up Agreement with the Buyer substantially in the form attached hereto as Exhibit C.

2.4     Purchase Price Allocation.  The Purchase Price shall be allocated among the Purchased Assets in the manner determined by Buyer and as required by Section 1060 of the Code (the “Allocation”).  The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and Buyer and Seller agree that all returns and reports and all financial statements shall be prepared in a manner consistent with (and Buyer and Seller shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the Internal Revenue Service (“IRS”) or any other applicable taxing authority.  Buyer shall provide the allocation to Seller as soon as reasonably practicable following the Closing Date.  Buyer and Seller shall each prepare and file on a timely basis with the IRS substantially identical initial and supplemental IRS Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with the Allocation.

2.5     Withholding.  Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as Buyer is required to deduct and withhold under the Code, or any other tax laws, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

3.     CLOSING

3.1     Closing.  The closing of the transactions contemplated herein (the “Closing”) shall be held at the offices of Bullivant Houser Bailey PC, 601 California Street, Suite 1800, San Francisco, CA 94108 on July 21, 2008 or on such other date as Buyer and Seller may mutually agree (the “Closing Date”).

3.2     Closing Transactions.  Upon the terms and subject to the conditions set forth in this Agreement, following execution of this Agreement and simultaneously with the Closing:

3.2.1 To effect the sale and transfer referred to in Section 2.1, Buyer and Seller shall execute and deliver or cause to be executed and delivered to the other party, as applicable:

(a) one or more Bills of Sale, conveying in the aggregate all of Seller’s owned personal property included in the Purchased Assets;

(b) one or more Assignments of Contract Rights, to the extent necessary to assign in the aggregate all Contract Rights included in the Purchased Assets;

(c) one or more Trademark Assignments, in recordable form to the extent necessary to assign in the aggregate all Trademarks included in the Purchased Assets;

(d) one or more Domain Name Assignments, in recordable form to the extent necessary to assign in the aggregate all URLs and Domain Names included in the Purchased Assets; and

(e) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

3.2.2 Buyer shall deliver to Seller the Purchase Price in accordance with Section 2.3.

3.2.3 Seller shall file (where necessary) and deliver to Buyer all documents necessary, and shall have otherwise made any and all payments and taken any other actions necessary, to release the Purchased Assets from all Encumbrances, which documents shall be in form and substance reasonably satisfactory to Buyer.

3.2.4 Seller shall deliver to Buyer all third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.

4.     REPRESENTATIONS AND WARRANTIES OF SELLER

4.1     Making of Representations and Warranties.  As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth on the Disclosure Schedule, Seller hereby makes to Buyer the representations and warranties contained in this Section 4.

4.2     Organization and Qualifications of Seller.  Seller is a limited liability company  duly organized, validly existing and in good standing under the laws of the State of California with corporate power and authority to conduct the Business in the manner and in the places where the Business is currently conducted or currently proposed to be conducted.  The copies of Seller’s Articles of Organization, as amended to date, certified by the Secretary of State of the State of California (the “Seller Charter”), and of Seller’s other organizational documents, as amended to date (together with the Seller Charter, the “Seller Organizational Documents”), are complete and correct, and no amendments, restatements, supplements or modifications thereto are pending.  Seller is not in violation of any term of the Seller Organizational Documents.  Seller is duly qualified or authorized to do business as a California limited liability company and is in good standing under the laws of California and each jurisdiction in which the conduct of the Business requires such qualification or authorization.

4.3     Authority of Seller.  Seller has full power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby or thereby.  Without limiting the generality of the foregoing, the member(s) of Seller have duly authorized the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby or thereby by Seller.  The execution, delivery and performance by Seller of this Agreement:

4.3.1 will not violate any provision of the Seller Organizational Documents;

4.3.2 will not violate any applicable Regulations, including the laws of the United States and the State of California, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

4.3.3 will not result in a breach of, constitute a Default under, accelerate any obligation under, or give rise to a right of termination of any Contract, Permit, Court Order or arbitration award to which Seller is a party or by which the real or personal property of Seller is bound or affected, or result in the creation or imposition of any Encumbrance on any of Seller’s assets.

4.4     Purchased Assets. Seller has and will transfer to Buyer good, valid and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good, valid and marketable title to all of the Purchased Assets, free and clear of any Encumbrances.  The Purchased Assets include all assets necessarily used in the Business as currently conducted or currently proposed to be conducted

4.5     Financial Statements; Liabilities.

4.5.1 Seller has delivered to Buyer the statement of results of operations for the Business that covers the year ended December 31, 2007, and a balance sheet for the Business as of December 31, 2007, all of which are attached hereto as Schedule 4.5.1 (collectively, the “Seller Financial Statements”).  The December 31, 2007, balance sheet is hereinafter referred to as the “Seller Balance Sheet” and December 31, 2007, is hereinafter referred to as the “Seller Balance Sheet Date.”  The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations for the periods covered thereby, are correct and complete, and are consistent with the Books and Records.

4.5.2 As of the date hereof and as of the Closing Date, Seller has not had and will not have any Liabilities relating to the Business of any nature, whether accrued, absolute or contingent (including Liabilities as guarantor or otherwise with respect to obligations of others, or Liabilities for Taxes due or contingent or potential Liabilities relating to activities of Seller with respect to the operation of the Business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except Liabilities (i) stated or adequately reserved against on the Seller Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business of Seller consistent with the terms of this Agreement since the Seller Balance Sheet Date or (iii) relating to future performance obligations under Contracts, none of which relates to any Default, breach of warranty, tort infringement, or violation of any Regulations or Court Orders or arose out of any Action.

4.6     Absence of Certain Changes.  Except as set forth on Schedule 4.6, since the Seller Balance Sheet Date, there has not been:

4.6.1 Any change in the Business and its real or personal properties, assets, results of operations, financial condition, Liabilities, or prospects of Seller with respect to the Business, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, could have a Material Adverse Effect;

4.6.2 Any contingent Liability incurred by Seller as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller with respect to the operation of the Business;

4.6.3 Any Encumbrance placed on any of the Purchased Assets that remains in existence on the date hereof or will remain on the Closing Date;

4.6.4 Any Liability incurred by Seller in the Business other than Liabilities incurred in the Ordinary Course of Business consistent with the obligations under this Agreement (it being understood that claims relating to the failure to perform or the improper performance of services shall not be deemed to be incurred in the Ordinary Course of Business);

4.6.5 Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the real or personal properties or assets of Seller used in the Business other than in the Ordinary Course of Business;

4.6.6 Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Purchased Assets or the Business;

4.6.7 Any material dispute with employees or claim of unfair labor practices related to the Business; any change in the compensation payable or to become payable by Seller to any of its officers, employees, agents or independent contractors involved in the operation of the Business; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

4.6.8 Any payment or discharge of a material Encumbrance or Liability of Seller relating to the Business that was not shown on the Seller Balance Sheet or incurred in the Ordinary Course of Business thereafter;

4.6.9 Any Liability incurred by Seller to any of the directors, officers or employees of the Business, or any loans or advances made by Seller to any of such directors, officers or employees, except normal compensation and expense reimbursement or severance payable to officers or employees;

4.6.10 Any change in accounting methods or practices, credit practices or collection policies used by Seller; or

4.6.11 Any other transaction relating to the Business entered into by Seller other than transactions in the Ordinary Course of Business.

4.7     Proprietary Rights.

4.7.1 All Patents, Trademarks and Copyrights that are owned by Seller and used by Seller in the Business are listed on Schedule 4.7.1(a) and hereinafter referred to as the “Owned Proprietary Rights.”  All Proprietary Rights (other than generally commercially available third party software (i) that have not been materially modified by Seller, and (ii) for which Seller can either freely assign its rights to a successor of Seller or that Buyer may separately obtain on reasonable terms, and (iii) that is either subject only to a shrink wrap license agreement, or is immaterial to the Business) that are either licensed to Seller or are otherwise used in the Business but are not owned by Seller are listed on Schedule 4.7.1(b) and hereinafter referred to as the “Licensed Proprietary Rights.”

4.7.2 The Proprietary Rights are all of the intellectual property rights and proprietary rights that are necessary to operate and conduct the Business as currently conducted or currently proposed to be conducted by Seller.  All Proprietary Rights immediately prior to the Closing Date owned or licensed and available for use by Seller will be available to Buyer on and after the Closing Date on identical terms and conditions.

4.7.3 Seller has good, valid and marketable title to all of the Owned Proprietary Rights free and clear of any Encumbrances, and has the right to use, exploit, dispose of, license, sublicense, grant the right to sublicense, and distribute, without the payment of any fees, royalties or other payments all Owned Proprietary Rights.

4.7.4 All licenses and other agreements under which Seller has been granted or otherwise has the right to use any of the Licensed Proprietary Rights are in full force and effect, and there is no Default by Seller or any other party thereto.  To the Knowledge of Seller, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.  Complete and correct copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.  There are no payments due or that will become due after the Closing Date from Seller or Buyer under any of such licenses or other agreements that are individually or collectively material to the conduct or operation of the Business as currently conducted or currently proposed to be conducted, the non-payment of which by Seller or Buyer would either (i) cause a breach under any such license or other agreement, or (ii) have a Material Adverse Effect.

4.7.5 The conduct and operation of the Business, including with respect to any technology used or products developed, produced, sold or offered for sale by the Business, as currently conducted or currently proposed to be conducted and the use and exploitation by Seller of the Proprietary Rights in connection therewith, do not conflict with, infringe upon, or misappropriate the proprietary rights or other intellectual property rights of any third party.

Seller has not received notice of any claim or allegation by any third party alleging that, in connection with the conduct and operation of the Business as currently conducted or as currently proposed to be conducted, Seller has infringed or misappropriated any proprietary rights or other intellectual property rights of such third party, or contesting the validity, enforceability, ownership, exploitation, disposition, license, sublicense or distribution by Seller of any of the Proprietary Rights, and, to the Knowledge of Seller, no such claim has been threatened and there are no grounds for any such claim.

4.7.6 All of the Trademarks that have been registered or for which registrations have been applied for with the United States Patent and Trademark Office (or the corresponding offices of other jurisdictions) are currently in compliance with all requirements regarding post-registration filing of affidavits of use and incontestability and renewal applications, are valid and enforceable, and are not subject to any maintenance fees or Taxes on actions falling due within one hundred eighty (180) days after the Closing Date.  Except as set forth on Schedule 4.7.6, none of such Trademarks has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to the Knowledge of Seller, no such actions are threatened with respect to any of such Trademarks.

4.7.7 Seller has taken all steps required in accordance with commercially reasonable business practices to establish and preserve its ownership of, and the validity and enforceability of, all Proprietary Rights with respect to the products, services and technology used in the Business.  Seller has required all professional and technical employees and all other employees having access to valuable non-public Proprietary Rights of Seller to execute written agreements under which such employees are required to convey all of their right, title and interest to Seller in all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of Seller.  Seller has not made any such non-public Proprietary Rights available to any person other than employees of Seller, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.  No current or former employee, officer, director, manager or member has any rights to future royalty payments or any other fees from Seller or Buyer deriving from Buyer’s use or other exploitation of the Proprietary Rights.  Seller has no Knowledge of any infringement, misappropriation or other unauthorized use, duplication or performance by others of any Proprietary Rights of Seller with respect to the Business.

4.7.8 Seller is in compliance in all material respects with its privacy and security commitments, has not received any inquiries from any governmental agency regarding such commitments, has not received any complaints with respect to compliance with such commitments, and has not been rejected by any applicable certification organization which has reviewed such commitments or to which any such commitments have been submitted.

4.8     Contracts.  Except as described on Schedule 4.8, Seller is not in Default and no circumstances exist which would give rise to a Default under any Contract.

4.9     Litigation.  Except as set forth on Schedule 4.9, Seller is not (a) subject to any outstanding Court Order or (b) a party or, to the Knowledge of Seller, threatened to be made a party to any Action, in each instance that relates to or could affect the Business.

4.10     Compliance with Laws.  Seller is in compliance with all applicable Regulations and Court Orders promulgated by any federal, state, municipal entity, agency, court or other governmental authority that apply to Seller in respect of the Business.

4.11     Finder’s Fee.  Except to the extent set forth on Schedule 4.11, Seller has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.  A true and complete copy of any engagement letter pursuant to which any such broker’s commission or finder’s fee is payable has been made available to Buyer by Seller prior to the date of this Agreement.

4.12     Records; Copies of Documents.  Seller has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Section 4 or in the Schedules delivered to Buyer pursuant to this Agreement.

4.13     Transactions with Interested Persons.  Neither Seller nor any officer, director, manager or employee of Seller owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer, director or manager in another similar capacity of, any competitor, supplier, or customer of the Business, or any organization which has a Contract or arrangement with Seller relating to the Business.

4.14     Tax Matters.

4.14.1 Seller has timely filed with the appropriate taxing authorities all declarations, reports, estimates, statements, schedules, information returns or other information or documents with respect to all Taxes of Seller, including any schedule or amendment thereto (collectively, “Tax Returns”), and will timely file any such Tax Returns required to be filed prior to or on the Closing Date.  All such Tax Returns are (or, in the case of Tax Returns and information not yet filed, will be when filed) complete and accurate in all material respects.

4.14.2 All Taxes, in respect of periods beginning before the Closing Date, have been timely paid by Seller, or will be timely paid by Seller, and Seller does not and will not have any Liability for Taxes in excess of the amounts so paid.

4.14.3 There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on any of the Purchased Assets.  None of the Purchased Assets is property that is required to be treated for Tax purposes as being owned by any other person.

4.14.4 Seller has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect.

4.14.5 Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

4.14.6 There are no facts of which Seller has Knowledge which would constitute grounds for the assessment of any material amount of Taxes payable by Seller for any period ending on or prior to the Closing Date.

4.14.7 Seller is not subject to any Liability for Taxes (i) as a transferee or successor, (ii) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (iii) by contract or (iv) otherwise, nor will Buyer be subject to any such Liability as a direct or indirect result of Buyer’s acquisition of the Purchased Assets.  Seller has paid all Taxes for which Buyer may be held liable as a successor to the Purchased Assets.

4.15     Employees; Labor Matters.

4.15.1 Seller is not delinquent in payments to any of the current or former employees of the Business (“Business Employees”) for any wages, salaries, commissions, bonuses or other direct compensation (including payment of related payroll taxes) for any services performed for it to the date hereof or amounts required to be reimbursed to such Business Employees.

4.15.2 Seller is in material compliance with all applicable Regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.  There are no charges of employment discrimination or unfair labor practices pending or threatened against or involving Seller.  Seller has not received any notice that any Business Employee intends to terminate his or her employment with Seller prior to the Closing or with Buyer after the Closing.  Schedule 4.15 contains a complete list of all employment contracts to which the Seller is a party.

4.16     URLs, Domain Names and IT Assets.

4.16.1 Except as set forth on Schedule 4.16.1, Seller owns exclusively or has the exclusive right to use, free and clear of all Encumbrances, the URLs and Domain Names.  All fees to maintain the URLs and Domain Names including registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith, have been paid.

4.16.2 To Seller’s knowledge, there are no defects in any Seller-owned software which provides end user functionality on any of the URLs and Domain Names.  Seller’s material IT Assets operate and perform in all material respects in accordance with past performance, subject to reasonable scheduled and unscheduled downtime. To Seller’s knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses or other similar devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets or (ii) otherwise hinder operation of material functionality of the IT Assets except as disclosed in its documentation.  Seller has taken reasonable measures to protect the confidentiality of its trade secrets and confidential information contained within the IT Assets.  Seller has taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To Seller’s knowledge, no person or entity has access to any IT Assets without proper authorization.

4.16.3 All Seller-owned software has been exclusively developed either (i) internally by employees of Seller working within the scope of their employment or (ii) by third parties pursuant to written work made for hire and/or assignment agreements placing ownership of such computer software with Seller. True and complete copies of all such agreements have been made available to Buyer.

4.17     Privacy Policies.  Schedule 4.17 contains a complete list of all of Seller’ privacy policies (the “Privacy Policies”) that are presently in effect and will be in effect on the Closing Date. Seller is in compliance with all of the terms, conditions and provisions of the Privacy Policies.  No Action is pending or, to Seller’s knowledge, threatened in writing against Seller concerning any claim that Seller has violated the terms of any applicable privacy statement or similar policy published by Seller.  Seller does not distribute “spyware” or “adware” in connection with the business it conducts which is in contravention of applicable laws or Seller’s privacy policies posted on the URLs and Domain Names.  For purposes of this Section 4.17, “spyware” means any software that gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), other than information (i) reasonably gathered in connection with services or information provided by Seller to such users or (ii) that is not associated with personally identifiable information; and “adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity or which is used to distribute Spyware.

4.18 No Other Agreements to Sell the Purchased Assets.  Neither Seller nor any of its officers, directors, employees, manager, member or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets.

4.19 Rule 144 Compliance.  Seller represents and warrants that they are aware that the Shares are subject to applicable United States federal and state securities laws.  Seller is aware that the Shares may not be resold pursuant to Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, as amended, unless all of the conditions of such rule are met.

4.20 Disclosure.  The representations, warranties and statements contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  To the Knowledge of Seller, there are no facts, including any Contract, which presently or are reasonably likely in the future to have a Material Adverse Effect that have not been specifically disclosed herein or in a schedule furnished herewith.

5.     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Making of Representations and Warranties.  As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Seller contained in this Section 5.

5.2 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.3     Authority.  Buyer has full power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement will not violate any provision of Buyer’s Certificate of Incorporation, as amended to date, and of Buyer’s bylaws, as amended to date.

6. COVENANTS

6.1     Further Assurances.  Upon the terms and subject to the conditions contained herein, Seller and Buyer shall, both before and after the Closing Date, (a) use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out the transactions contemplated hereby, and (c) cooperate with each other in connection with the foregoing.  Without limiting the foregoing, Seller shall use its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts (or portions of Contracts) to be assumed by Buyer, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and (iv) to fulfill all conditions of this Agreement.

6.2     Domain Name Registrations.  Seller shall, as soon as practicable following the Closing, take all necessary steps to update all Domain Name and URL registrations to reflect the Buyer as the current registrant and owner of such Domain Names and URLs.

6.3     Conduct of Business.  Between the date of this Agreement and the Closing Date, Seller shall:

6.3.1 Use all reasonable efforts to conduct the Business only in the Ordinary Course consistent with past operations and refrain from changing or introducing any method of management or operations except in the Ordinary Course of Business or as consented to in writing by Buyer;

6.3.2 Not enter into, extend, materially modify, terminate or renew any Contract relating to the Business, except in the Ordinary Course of Business or as consented to in writing by Buyer;

6.3.3 Not sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, or any interests therein, except in the Ordinary Course of Business or as consented to in writing by Buyer;

6.3.4 Not incur any Liability relating to the Business for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the Ordinary Course of Business, incur any other Liability relating to the Business;

6.3.5 Use all reasonable efforts to keep intact the organization of the Business and preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with the Business; and

6.3.6 Permit Buyer and its authorized Representatives during normal business hours to have full access to all of the properties, assets, Books and Records, Tax Returns, Contracts and documents relating to the Business and furnish to Buyer or its authorized Representatives such financial and other information with respect to the Business or properties as Buyer may from time to time reasonably request.

7.     CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction, in the sole discretion of Seller, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Seller:

7.1     Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.

7.2     Purchase Price.  Seller shall have received from Buyer the Purchase Price as set forth in Section 2.3.

8.     CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, in the sole discretion of Buyer, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer:

8.1     Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.

8.2     No Actions or Court Orders.  No Action by any governmental authority or other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby and that could reasonably be expected (a) to materially damage the Purchased Assets or the Business if the transactions contemplated hereunder are consummated, including any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing or (b) to materially damage the business or financial condition of Buyer if the transactions contemplated hereunder are consummated.  There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

8.3     Consents; Regulatory Compliance and Approval.  All Permits and waivers from governmental authorities and other parties necessary or appropriate for the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including all required third party consents to the assignment of the Contracts or portions of Contracts to be assumed by Buyer) shall have been obtained.  Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to this Agreement and the transactions contemplated hereby.

8.4     No Material Change.  Since the Seller Balance Sheet Date, there shall not have been any change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business or the Purchased Assets, that could have a Material Adverse Effect.

8.5     Employees; Independent Contractors.  The Business Employees listed on Schedule 8.5 shall have entered into appropriate employment agreements, independent contractor agreements and/or Proprietary Information and Invention Agreements, as the case may be, with Buyer.  Copies of such agreements are attached hereto as Exhibits B(1) and B(2).

9. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

9.1     Books and Records; Tax Matters; Other Cooperation.

9.1.1 Books and Records.  Each party shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

9.1.2 Tax Matters.  The parties shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, the parties shall each retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

9.1.3 Transition.  Seller shall not to take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier or other business associate of Seller from maintaining the same business relationship with Buyer after the Closing as it maintained with Seller prior to the Closing.

9.2     Employee Matters.

9.2.1 All wages, salary, bonuses, severance payments and other compensation and accrued benefits (including accrued vacation and sick leave) owed to the Business Employees through the Closing Date shall be paid by Seller.

9.2.2 Except as otherwise expressly provided herein, nothing in this Agreement shall confer upon any Business Employee any right with respect to continuance of employment by Buyer, nor shall anything interfere with the right of Buyer to terminate the employment of any Business Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms or conditions of employment of the Business Employees.  No provision of this Agreement shall create any third party beneficiary rights in any Business Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to (i) the compensation, terms and conditions of employment and benefits that may be provided to any Business Employee by Buyer or under any benefit plan that Buyer may maintain or (ii) any of the transactions contemplated by this Agreement.

9.2.3 Seller shall be responsible for providing continuation coverage as required by Section 4980B of the Code or similar state law (“COBRA”), under any group health plan maintained by Seller, to the Business Employees and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement (the “Continuees”).  Seller shall indemnify and hold Buyer harmless from any and all Damages incurred by Buyer as a result of (i) the failure of Seller to comply with any of the requirements of COBRA, including applicable notice requirements, or (ii) any obligation imposed on Buyer to provide COBRA continuation coverage for any of the Continuees by reason of Seller and members of its controlled group (as determined for purposes of COBRA) ceasing to maintain a group health plan.

9.3     Survival of Representations, Etc.  Each of the representations, warranties, agreements, covenants and obligations herein and in each agreement, document, certificate, schedule and exhibit contemplated by this Agreement that are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by any party hereto; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 10 shall expire.

10.     INDEMNIFICATION

10.1     Indemnification by Seller.  Subsequent to the Closing Date, Seller shall indemnify and hold Buyer, its Affiliates, successors and assigns and persons serving as officers, directors, partners, managers, stockholders, employees, attorneys and agents thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any Damages that may be sustained or suffered by any of them arising out of or based upon any fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of Seller under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto, or any other breach of any representation, warranty or covenant of Seller under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any Action asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

10.2     Indemnification by Buyer.  Buyer shall indemnify and hold Seller and persons serving as officers, directors, partners, managers, members, employees and agents thereof (individually a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any agreement, document, certificate, schedule or exhibit delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

11.     TERMINATION OF AGREEMENT

11.1     Termination.  At any time prior to the Closing Date, this Agreement may be terminated as follows:

11.1.1 by written consent of each of the parties to this Agreement;

11.1.2 Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of such breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach; and

11.1.3 Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of such breach, and such breach has continued without cure for a period of ten (10) Business Days after the notice of breach.

11.2     Effect of Termination.  All obligations of the parties hereunder shall cease upon any termination pursuant to Section 11.1; provided, however, that the provisions of Sections 1, 2, 4, 5, 9, 10 and 12 shall survive any termination of this Agreement.

12.     MISCELLANEOUS

12.1     Fees and Expenses

12.1.1 .  Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.  Notwithstanding anything in the foregoing to the contrary, Seller shall be responsible for any documentary and transfer taxes and any sales, use or other Taxes imposed by reason of the transfer of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, shall file in a timely manner all Tax Returns relating to such taxes and shall hold Buyer harmless for same.

12.2     Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

12.3     Entire Agreement.  This Agreement, including the schedules and exhibits hereto reflects the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to in this Agreement, including the schedules and exhibits hereto.

12.4     Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) Business Days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	AdEx Media, Inc.
883 North Shoreline Blvd #A200
Mountain View, CA
Attention: Ben Zadik, Chief Financial Officer
Fax: 650-396-5400

With a copy to:	Eric K. Ferraro, Esq.
Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108-2823
Fax: 415-352-2701

TO SELLER:	Wei-Ching Wu
2477 W. Lincoln Avenue #91
Anaheim, CA 92801
Fax: ________________

           Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

12.5     No Third-Party Beneficiaries

12.5.1 .  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

12.6     Construction.  Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

Buyer and Seller intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

12.7     Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may, without consent, assign all such rights to any corporation, partnership, limited liability company or other entity that at any time controls, is controlled by or under common control with Buyer or to any entity that acquires substantially all of the assets of Buyer or survives any merger with Buyer.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.8     Captions.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

12.9     Counterparts; Faxed Signatures.  For the convenience of the parties hereto and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The parties agree that signatures received by facsimile shall be deemed to be original signatures.

12.10    Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

12.11    Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.12    Publicity and Disclosures.  Seller shall not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

12.13    Consent to Jurisdiction.  Each party hereto irrevocably and unconditionally (a) agrees that any suit, Action or other legal proceeding arising out of this Agreement shall be brought in any state court of general jurisdiction located in San Francisco County, California (or, if no such court has jurisdiction or accepts jurisdiction, in the United States District Court for the Northern District of California); (b) consents to the jurisdiction of any such court in any such suit, Action or proceeding; and (c) waives any objection that such party may have to the laying of venue of any such suit, Action or proceeding in any such court.

12.14      Attorney’s Fees.  If either party to this Agreement brings an Action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and expenses, incurred by such party in connection with such Action, including any appeal of such Action.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

AdEx Media, Inc.	VibrantAds, LLC
By: /s/ Scott Rewick	By: /s/ Wei-Ching Wu
Name: Scott Rewick	Name: Wei-Ching Wu
Title: Chief Executive Officer	Title: Sole Member

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

EMPLOYMENT AGREEMENT
between
WEI-CHING WU and ADEX MEDIA, INC.

EXHIBIT C

LOCKUP AGREEMENT

SCHEDULE 2.1

PURCHASED ASSETS

Names and Trademarks

Advertising network

VibrantAds (unregistered)
VibrantAds Network (unregistered)
Vibrantrax (unregistered)
VibrantPath (unregistered)

Domain Names (Promotional Sites)

GiftConga.com GiftCardConga.com FreebieConga.com FreeOfferGift.com RewardGiveaway.com ClaimYourFreebies.com MyOfferRewards.com Offerratings.com CreditCardSpecs.com FreebieBlitz.com
FreebieGuru.com
GiftMario.com
OnlineOfferGift.com
RewardConga.com
battlestargalacticadvd.info
greysanatomydvd.info
hobbylobbycoupons.info
macaronigrillcoupons.info
macyscoupons.info
onetreehilldvd.info
outbackcoupons.info tgifridayscoupons.info

Domain Names (Domain Name Parking)

applestorecoupon.com
barnesnoblecoupon.com
bassprocoupon.com
bloomingdalescoupon.com
burgerkingcoupon.com
calrsjrcoupon.com
coldstonecoupon.com
dunkindonutscoupon.com
fryscoupon.com
pepboycoupon.com
ralphscoupon.com
sakscoupon.com
samsclubcoupon.com
sixflagscoupon.com
southwestdiscount.com
sportchaletcoupon.com
tacobellcoupon.com
walgreenscoupon.com

chipotlecoupon.com
guesscoupon.com
hmcoupon.com
ninewestcoupon.com
sunglasshutcoupon.com
sunglasseshutcoupon.com
talbotscoupon.com
wetsealcoupon.com
bodyshopcoupon.com
bostonmarketcoupon.com
davebustercoupon.com
dennyscoupon.com
dillardscoupon.com
freshchoicecoupon.com
gnccoupon.com
hooterscoupon.com
kmartcoupon.com
loehmannscoupon.com

loehmannscoupons.com
pandaexpresscoupon.com
petcocoupon.com
publixcoupon.com
redrobincoupon.com
redrobincoupons.com
riteaidcoupon.com
neweggpromocode.com
promocodecoupon.com
goldencorralcoupon.com
bajafreshcoupon.com
bajafreshcoupons.com
wahooscoupon.com
wahooscoupons.com
pandaexpresscoupons.com
barefootcontessarecipe.com
nigellalawsonrecipe.com
emerillagasserecipe.com

v

CPA Network

VibrantAds CPA advertising network platform developed in ASP.net. This platform allows advertisers to promote their offerings online, and for publishers to run the selected offers to generate income using banner, search, email, or other digital media traffic source.

Administration panel (web application)
http://pubadmin.vibrantads.com

-	Allow admin to add/edit/delete new or existing advertisers
-	Allow admin to add/approve/edit/delete new or existing publishers
-	Allow admin to add/edit/delete new online offers
-	Allow admin to create new direct offer templates
-	Allow admin to control offer categories, groups, images, payout, redirects, tracking, status, and etc.
-	Allow admin to generate report on leads, sales, conversions
-	Allow admin to upload cost and revenue
-	Currently over 400+ offers, 1000+ banners

Publisher/affiliate web site and control panel (web application)
http://publisher.vibrantads.com, http://www.vibrantadsnetwork.com

-	General web site describes what VibrantAds network is
-	Allow new publisher/affiliates to sign up to the network
-	Allow approved publisher to have access of its own control panel
-	Publisher will be able to pull new offers from the network
-	Publisher will be able to generate its own conversion, sales report
-	Publisher will have access to offer banners, description, and payout

Incentive Promotion Platform

VibrantAds Incentive program allows the collection of online user data, and to generate leads or sales for the advertisers. A scalable system that can create new incentives and online offers with minimal production time while generate high conversion rate.

Administration Panel (web application)
http://www.vibrantads.com

-	Display dated records of guest, user that have signed up to the promotional site
-	Add/Edit promotional offers
-	Add/Edit bonus offers
-	Manage user contact, gift status information
-	Manage pending, approved users
-	Manage gift fulfillment issues

-	Create/Edit new incentive products, manage groups, categories
-	Create/Edit new sites, landing page, campaigns, for tracking purposes
-	Upload images for products and advertise banners
-	Upload cost and revenue reports
-	Currently over 400+ offers from different sources, 1500+ products, and 4300+ campaigns

Client Side (web site)
Example: http://www.giftconga.com, http://ipods.giftconga.com

-	Promotional campaigns that incentivize user for trying out advertised offers
-	Collect user data such as email address, mailing address, age, phone number, etc.
-	Expose user to an optional survey path for additional leads and revenue generation
-	Bonus page for introducing other promotional campaigns
-	Offer page to display advertised offers

Direct Offer Platform

VibrantAds direct offer platform allows the promotion of advertised offer through direct value proposition, comparison, and reviews. Non-incentivized methods.

Client Side (web site):

-	Credit card review site (http://www.creditcardspecs.com)
-	Direct promotional offer for Marvel (http://marvel.offerratings.com)
-	Direct promotional offer for The Good Cook (http://thegoodcook.offerratings.com)
-	Direct promotional offer for John Q TV (http://johnqtv.offerratings.com)
-	Others are still pending

Administration Panel (web application)
http://pubadmin.vibrantads.com

-	Allows duplication of new direct promotional offers
-	Allow customization of each new offers (color scheme, content, images)
-	Able to group offers and create attributes for individual offers, allows comparisons

Email / Customer database

A detailed collection of user data such as email address, name, gender, shipping address, and phone numbers collected since April 2006 till now. All valid users are recorded based on the web site they have signed up, IP Address, and time stamp.

-	2 million+ email addresses
-	1.25 million+ email plus mailing address

Tangible Assets (office equipment)

-	Three (3) Dell Optiplex desktop computers:
o	Two Pentium 4 and One Dual Core Processor
o	Two 19” LCD monitors and One 20” wide screen LCD monitor
-	Four (4) office desks (dark wood finish)
-	Four (4) three-drawer file cabinets (match to office desk)
-	Four (4) synthetic leather office chairs

SCHEDULE 2.3.3

SHARE LOCKUP AND RELEASE SCHEDULE

Date                                                                                                Percent of Shares Released

12 month anniversary of Share issuance date                                                                                                                     20%

13 month anniversary of Share issuance date                                                                                                                     15%

14 month anniversary of Share issuance date                                                                                                                     15%

15 month anniversary of Share issuance date                                                                                                                     15%

16 month anniversary of Share issuance date                                                                                                                     15%

17 month anniversary of Share issuance date                                                                                                                     10%

18 month anniversary of Share issuance date                                                                                                                     10%

SCHEDULE 4

DISCLOSURE SCHEDULE

x

SCHEDULE 4.5.1

SELLER FINANCIAL STATEMENTS

SCHEDULE 4.7.1

PROPRIETARY RIGHTS

Schedule 4.7.1(a)  “Owned Proprietary Rights”

Schedule 4.7.1(b)  “Licensed Proprietary Rights”

SCHEDULE 4.15

EMPLOYMENT CONTRACTS

SCHEDULE 4.17

PRIVACY POLICIES

SCHEDULE 8.5

BUSINESS EMPLOYEES

1.	Wei-Ching Wu (employee)

10655459.6

xv